Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated June 10, 2011 on the financial statements of East Shore Distributors, Inc. as of February 28, 2011, and the related statements of operations, stockholders deficit and cash flows for the period ended February 28, 2011 and from June 11, 2010 (inception) to February 28, 2011, included herein on the registration statement of East Shore Distributors, Inc. on Form S-1/A, and to the reference to our firm under the heading “Experts” in the prospectus.

Berman & Company, P.A.
Certified Public Accountants

Boca Raton, Florida
December 22, 2011